Exhibit 2

Consolidated Balance Sheets
                                                           as at           as at
                                                         June 30        March 31
                                                            2002            2002

(amounts in millions)                                (unaudited)       (audited)
--------------------------------------------------------------------------------
Assets
Current assets
      Cash                                             $     52.9    $     88.8
      Short-term investments                                 14.3          21.3
      Accounts receivable                                   377.8         378.2
      Inventories                                           136.7         130.9
      Prepaid expenses                                       12.3           9.9
      Income taxes recoverable                               20.7          15.8
      Future income taxes                                    27.1          28.9
--------------------------------------------------------------------------------
                                                            641.8         673.8
--------------------------------------------------------------------------------
Assets of discontinued operations                           114.6         123.8
Property, plant and equipment, net                          917.3         838.5
Future income taxes                                          73.3          74.1
Intangible assets                                           173.8         163.4
Goodwill                                                    372.0         375.5
Other assets                                                136.4         129.3
--------------------------------------------------------------------------------
                                                       $  2,429.2    $  2,378.4
================================================================================


--------------------------------------------------------------------------------
Liabilities and shareholders' equity
Current liabilities
      Accounts payable and accrued liabilities         $    372.9    $    420.5
      Deposits on contracts                                 180.2         189.1
      Long-term debt due within one year                     37.2          37.5
      Future income taxes                                    50.4          50.4
--------------------------------------------------------------------------------
                                                            640.7         697.5
--------------------------------------------------------------------------------
Liabilities of discontinued operations                       36.6          40.5
Long-term debt                                              926.5         889.0
Long-term liabilities                                        75.9          73.7
Future income taxes                                          82.9          65.6
--------------------------------------------------------------------------------
                                                          1,762.6       1,766.3
--------------------------------------------------------------------------------
Shareholders' equity
Capital stock
          Issued
              (219,318,862 Common shares
             March 31, 2002 - 218,955,780)                  188.8         186.8
Retained earnings                                           471.2         440.4
Currency translation adjustment                               6.6         (15.1)
--------------------------------------------------------------------------------
                                                            666.6         612.1
--------------------------------------------------------------------------------
                                                       $  2,429.2    $  2,378.4
================================================================================

Consolidated Statements of Earnings
                                                            three months ended
                                                                  June 30
                                                                (unaudited)

(amounts in millions, except per share amounts)             2002          2001
--------------------------------------------------------------------------------
Revenue
      Civil Simulation and Training                       $  135.5     $  116.8
      Military Simulation and Training                       106.0        105.3
      Marine Controls                                         34.3         20.0
--------------------------------------------------------------------------------
                                                          $  275.8     $  242.1
================================================================================
Operating earnings
      Civil Simulation and Training                       $   37.7     $   32.2
      Military Simulation and Training                        18.7         15.3
      Marine Controls                                          6.4          3.7
--------------------------------------------------------------------------------
Earnings from continuing operations
  before interest and taxes                                   62.8         51.2
Interest expense, net                                          7.8          2.0
--------------------------------------------------------------------------------
Earnings from continuing operations
  before income taxes                                         55.0         49.2
Income taxes                                                  17.6         16.2
--------------------------------------------------------------------------------
Earnings from continuing operations                       $   37.4     $   33.0
Results of discontinued operations                            --            1.4
--------------------------------------------------------------------------------
Net earnings                                              $   37.4     $   34.4
================================================================================

Earnings and diluted earnings per share from
  continuing operations                                   $   0.17     $   0.15
--------------------------------------------------------------------------------
Net earnings and diluted net earnings per share           $   0.17     $   0.16
--------------------------------------------------------------------------------
Average number of shares outstanding                         219.3        216.6
================================================================================


Consolidated Statements of Retained Earnings
                                                             three months ended
                                                                  June 30
                                                                (unaudited)
(amounts in millions)                                        2002         2001
--------------------------------------------------------------------------------
Retained earnings at beginning of period                  $  446.8     $  321.2
Adjustments for changes in accounting
  policies (note 1)                                           (6.4)        (5.3)
Net earnings                                                  37.4         34.4
Dividends                                                     (6.6)        (5.4)
--------------------------------------------------------------------------------
Retained earnings at end of period                        $  471.2     $  344.9
================================================================================

Consolidated Statements of Cash Flow
                                                            three months ended
                                                                  June 30
                                                                (unaudited)
(amounts in millions)                                        2002         2001
--------------------------------------------------------------------------------

Operating activities
      Earnings from continuing operations                  $  37.4     $   33.0
      Adjustments to reconcile earnings to
        cash flow from operating activities:
          Amortization                                        18.3          6.1
          Future income taxes                                  4.6          5.8
          Investment tax credit                               (3.9)        (4.0)
          Other                                               (8.1)        (3.5)
          Increase in non-cash working capital
            (note 4)                                         (80.2)       (95.9)
--------------------------------------------------------------------------------
Net cash  used  in continuing operating activities           (31.9)       (58.5)
--------------------------------------------------------------------------------

Investing activities
      Purchase of businesses (note 2)                         --         (125.6)
      Proceeds from disposition of businesses                 --           10.4
      Short-term investments                                   7.0        122.8
      Capital expenditures                                   (73.1)       (42.8)
      Development costs                                       (4.7)       (10.1)
      Deferred pre-operating costs                            (2.1)        --
      Other assets                                            (1.6)        (6.6)
--------------------------------------------------------------------------------
Net cash used in continuing investing activities             (74.5)       (51.9)
--------------------------------------------------------------------------------

Financing activities
      Proceeds of long-term debt                              79.0         16.2
      Repayments of long-term debt                            (5.9)        --
      Dividends paid                                          (6.5)        (5.4)
      Common stock issuance                                    2.0          1.4
      Other                                                   (0.9)        (0.6)
--------------------------------------------------------------------------------
Net cash provided by continuing
  financing activities                                        67.7         11.6

Net cash provided by discontinued
  activities (note 3)                                          0.3         13.7

Effect of foreign exchange rate changes on cash                2.5         (3.9)
--------------------------------------------------------------------------------
Net decrease in cash                                         (35.9)       (89.0)
Cash at beginning of period                                   88.8        156.8
--------------------------------------------------------------------------------
Cash at end of period                                      $  52.9     $   67.8
================================================================================

Notes to the Consolidated Financial Statements

Note 1:   Significant Accounting Policies

These interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a consistent basis with the Company's annual consolidated financial statements for the year ended March 31, 2002, except as noted below. For a full description of accounting policies, refer to the CAE Annual Report for the year ended March 31, 2002. Certain comparative figures have been reclassified to conform to the current presentation. These financial statements do not include all of the disclosure required by generally accepted accounting principles applicable to annual financial statements.

Effective April 1, 2002, CAE retroactively adopted the amendments to CICA Handbook Section 1650 "Foreign Currency Translation". The Company will no longer amortize the exchange gains or losses arising on the translation of long-term foreign currency denominated items. Exchange gains or losses arising on translation are included in earnings as incurred. At March 31, 2002, the unamortized exchange loss relating to the existing long-term foreign currency denominated items amounted to $6.4 million (2001 - $5.3 million) net of taxes of $2.8 million (2001 - $2.3 million) . Consequently, prior years' financial statements were restated through a charge to fiscal 2002 opening retained earning of $5.3 million, net of $2.3 million of taxes. The effect of the amendments on the period ending June 30, 2002 is a foreign exchange gain of $4.5 million (2001 - nil) net of taxes of $2.1 million (2001 - nil).

Effective April 1, 2002, CAE prospectively adopted the new recommendations of CICA Section 3870 "Stock-based Compensation and Other Stock-based Payments". The standard encourages, but does not require, that the fair value method for valuing stock options be used for transactions with employees. When an enterprise does not use the fair value-based method of accounting, it must disclose pro forma net earnings and pro forma earnings per share; as if the fair value based accounting method had been used to account for stock-based compensation cost. The Corporation will continue to account for employee stock options by measuring compensation cost for options as the excess, if any, of the quoted market price of the Corporation's common shares at the date of grant over the amount an employee must pay to acquire the common shares. CAE's practice is to issue options in May of each fiscal year. The following outlines the impact and the assumptions used if the compensation costs for CAE's stock options was determined under the fair value based method of accounting for awards granted after April 1, 2002:



                                                              three months ended
                                                                   June 30, 2002
--------------------------------------------------------------------------------

Net earnings, as reported                                                 $37.4
Pro forma impact                                                          ($0.4)
--------------------------------------------------------------------------------
Pro forma net earnings                                                    $37.0
================================================================================
Pro forma basic and diluted net earnings per share                        $0.17
Assumptions used in Black Scholes options pricing model:
  Dividend yield                                                          1.058%
  Expected volatility                                                        46%
  Risk-free interest rate                                                  4.89%
  Expected life (years)                                                       6
  Number of options granted                                           1,717,000
  Weighted average fair value of options granted                          $5.86
================================================================================

During the first quarter of fiscal 2002, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 1581, "Business Combinations", which requires all business combinations to be accounted for using the purchase method. In addition, any goodwill and intangible assets with indefinite useful lives acquired in a business combination are to be accounted for under CICA Handbook Section 3062, "Goodwill and Other Intangible Assets". This section requires that goodwill and intangible assets with indefinite useful lives not be amortized. Their fair value is to be assessed annually and, if necessary, written down for any impairment. Intangible assets are recorded at their allocated cost at the date of acquisition of the related operating companies. Amortization is provided, where required, on a straightline basis over their estimated useful lives.

Note 2: Business Acquisitions

On April 2, 2001, the Company acquired all of the issued and outstanding shares of BAE Systems Flight Simulation and Training Inc. located in Tampa, Florida for a total cash consideration of US$76 million. The business has a well-established position in the US defence market for the manufacture of transport and helicopter simulation equipment and has significant training and support service activities for both civil and military markets.

On August 1, 2001, the Company acquired all of the issued and outstanding shares of Valmarine AS of Norway, for a cash consideration of NOK238.6 million and CAE share issuance of NOK125.4 million, based on the average closing price of CAE's shares for the 10 days prior to August 1st. Valmarine is the global leader for marine control systems for the commercial market. The purchase price is subject to adjustment based on the future performance of the business. Contingent consideration up to a maximum of NOK58 million will be recognized as an additional cost of the purchase when the contingency is resolved.

On August 24, 2001, the Company acquired all of the issued and outstanding shares of the Netherland-based Schreiner Aviation Training B.V. for a total cash consideration of Euro 193.4 million.The business provides simulator and ground-school civil aviation training.

On December 31, 2001, the Company acquired all of the issued and outstanding shares of SimuFlite Training International Inc. (SimuFlite), based in Dallas, Texas, for a total cash consideration of US$210.9 million. In addition, property, plant and equipment in the amount of US$54 million were sold to the vendor and leased back. SimuFlite is the world's second largest provider of business aviation training.

These acquisitions were accounted for under the purchase method and their operating results have been included from their respective acquisition dates.

The net assets acquired are summarized as follows:

(Amounts in millions)                        BAE Systems      Valmarine AS    Schreiner      SimuFlite         Total
-----------------------------------------------------------------------------------------------------------------------
Current assets                                $   36.2        $   16.3        $   15.3        $   23.6        $   91.4
Current liabilities                              (65.8)           (8.7)          (37.0)          (14.2)         (125.7)
Property, plant and equipment                     59.0             0.5           167.9           266.1           493.5
Intangible assets
  Trade names                                     --               3.6            --              37.1            40.7
  Customer relations                              --               6.0            66.0            29.2           101.2
  Customer contractual agreements                 --               1.5             2.2             3.6             7.3
  Other intangibles                                2.5            14.5            --               7.0            24.0
Goodwill                                         104.2            37.5           105.0           110.9           357.6
Future income taxes                               36.6            (8.2)          (36.4)           15.1             7.1
Long-term debt                                   (17.3)           --             (23.1)          (55.7)          (96.1)
Long-term liabilities                            (36.1)           --              --              --             (36.1)
-----------------------------------------------------------------------------------------------------------------------
                                                 119.3            63.0           259.9           422.7           864.9
Less: - Sale and leaseback of assets              --              --              --             (86.2)          (86.2)
         - Shares issued                          --             (21.1)           --              --             (21.1)
-----------------------------------------------------------------------------------------------------------------------
Total cash consideration:                     $  119.3        $   41.9        $  259.9        $  336.5        $  757.6
=======================================================================================================================

The goodwill on the SimuFlite acquisition is the sole deductible goodwill for tax purposes.

The allocation of the purchase price is based on management's estimate of the fair value of assets acquired and liabilities assumed. Allocation of the purchase price involves a number of estimates as well as gathering of information over a number of months. This estimation process will be completed in the next three months and accordingly there may be some adjustments to SimuFlite arising from the finalization of amounts with the seller.

Note 3: Discontinued Operations

On December 18, 2001, the Board of Directors approved a plan to divest its Forestry Systems segment. As a result of the planned divestiture, the results of operations for the Forestry Systems has been reported separately in the consolidated statements of earnings together with its Cleaning Technologies businesses (together the "Discontinued Operations"). Previously reported financial statements have been restated and interest expense has been allocated to the Discontinued Operations based on their share of the Company's net assets.

On June 28, 2002, CAE sold CAE Cleaning Technologies Plc to the former management of these operations for a note receivable of 0.5 (pound).

Summarized financial information for the discontinued operations is as follows:

                                                              three months ended
                                                                   June 30
                                                                 (unaudited)
(amounts in millions)                                           2002      2001
--------------------------------------------------------------------------------
Revenue
    Cleaning Technologies                                     $   7.0   $  21.1
    Forestry Systems                                             29.9      53.0
================================================================================

Net earnings from Forestry Systems prior to
  measurement date net of tax, (2001- $1.1)                      --         3.4

Net loss from Cleaning Technologies after
  measurement date net of tax recovery, (2001 - $0.7)            --        (2.0)

--------------------------------------------------------------------------------
Net earning from discontinued operations                      $  --     $   1.4
================================================================================

                                                     As at June 30,              As at March 31,
                                                         2002                         2002
                                                      (unaudited)                   (audited)
                                                Forestry       Cleaning      Forestry       Cleaning
(amounts in millions)                            Systems   Technologies       Systems   Technologies
----------------------------------------------------------------------------------------------------
Current assets                                 $   39.5       $   16.2       $  40.8       $  20.8
Property, plant and equipment, net                 15.1            5.1          15.7           5.4
Goodwill                                           31.2            5.8          30.2           9.2
Other assets                                        0.7            1.0           0.6           1.1
----------------------------------------------------------------------------------------------------
                                                   86.5           28.1          87.3          36.5
----------------------------------------------------------------------------------------------------
Assets of discontinued operations                                114.6                       123.8
====================================================================================================

Current liabilities                                28.7            7.1          26.4          13.7
Other liabilities                                   0.8            0.0           0.4          --
----------------------------------------------------------------------------------------------------
                                               $   29.5       $    7.1       $  26.8       $  13.7
----------------------------------------------------------------------------------------------------
Liabilities of discontinued operations                            36.6                        40.5
====================================================================================================


Note 4:   Supplementary Information

Cash (used in) provided by non-cash working capital:
                                                            three months ended
                                                                  June 30
                                                                (unaudited)
(amounts in millions)                                        2002         2001
--------------------------------------------------------------------------------
Accounts receivable                                       $   (5.1)    $  (33.4)
Inventories                                                   (5.3)       (11.8)
Prepaid expenses                                              (3.1)         0.3
Accounts payable and accrued liabilities                     (62.3)       (47.3)
Deposits on contracts                                        (11.7)       (12.0)
Income taxes recoverable                                       7.3          8.3
--------------------------------------------------------------------------------
Increase in non-cash working capital                      $  (80.2)     $ (95.9)
================================================================================
Interest paid                                             $   11.0      $   6.2
================================================================================
Income taxes paid                                         $    2.8      $   0.1
================================================================================

================================================================================
Foreign exchange gain                                     $    6.6      $   0.7
================================================================================

Note 5: Business and Geographic Segments

The Company's significant business segments include:

(i) Civil Simulation and Training - a world-leading supplier of civil flight simulators and visual systems, and provider of business and civil aviation training.
(ii) Military Simulation - a premier supplier of military flight and land-based simulators, visual systems and training systems.
(iii) Marine Controls - a world leader in the supply of automation and control systems for the naval and commercial markets. The business also provides naval training systems and designs and manufactures power plant training simulators.

Each operating segment is led by a senior executive and offers different products and uses different technology and marketing strategies. The Company evaluates performance based on operating earnings before interest and income taxes and uses capital employed to assess resources allocated to each segment. Capital employed includes accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets less accounts payable and accrued liabilities, deposits on contracts and contingent consideration due on acquisitions included in other long-term liabilities.

Financial information on the Company's operating segments is shown in the following table:
                                                         as at            as at
                                                       June 30         March 31
Business Segments                                         2002             2002
                                                     (unaudited)      (audited)
--------------------------------------------------------------------------------
Capital employed
    Civil Simulation and Training                  $   1,144.1       $  1,057.3
    Military Simulation and Training                     232.4            187.3
    Marine Controls                                      120.2             86.0
    Other                                                  0.6             11.8
--------------------------------------------------------------------------------
Total capital employed                             $   1,497.3       $  1,342.4
    Cash                                                  52.9             88.8
    Short-term investments                                14.3             21.3
    Income taxes recoverable                              20.7             15.8
    Accounts payable and accrued liabilities             372.9            420.5
    Deposits on contract                                 180.2            189.1
    Future income taxes - short-term                      27.1             28.9
    Future income taxes - long-term                       73.3             74.1
    Long-term liabilities                                 75.9             73.7
    Assets of discontinued operations                    114.6            123.8
--------------------------------------------------------------------------------
Total assets                                       $   2,429.2       $  2,378.4
================================================================================

Total assets by segment
    Civil Simulation and Training                  $   1,440.6       $  1,380.9
    Military Simulation and Training                     458.6            444.4
    Marine Controls                                      189.5            165.3
================================================================================

Additions and adjustments to goodwill
    Civil Simulation and Training                  $       6.8       $    219.0
    Military Simulation and  Training                        -             94.3
    Marine Controls                                       (2.9)            40.4
--------------------------------------------------------------------------------
                                                   $       3.9       $    353.7
================================================================================
Additions and adjustments to intangible assets
    Civil Simulation and Training                  $        -        $    145.1
    Military Simulation and  Training                       -               2.5
    Marine Controls                                        7.2             18.4
--------------------------------------------------------------------------------
                                                   $       7.2       $    166.0
================================================================================
                                                            three months ended
                                                                  June 30
                                                                (unaudited)
                                                             2002         2001
--------------------------------------------------------------------------------
Capital expenditures
    Civil Simulation and Training                         $   60.2     $   36.0
    Military Simulation and Training                           2.2          5.1
    Marine Controls                                           10.7          1.7
--------------------------------------------------------------------------------
                                                          $   73.1     $   42.8
================================================================================
Amortization of property plant and equipment
    Civil Simulation and Training                         $   11.1     $    5.2
    Military Simulation and  Training                          2.8          0.7
    Marine Controls                                            0.8          0.2
--------------------------------------------------------------------------------
                                                          $   14.7     $    6.1
================================================================================
Amortization of intangible assets
    Civil Simulation and Training                         $    1.8     $   --
    Military Simulation and Training                          --           --
    Marine Controls                                            0.5         --
--------------------------------------------------------------------------------
                                                          $    2.3     $   --
================================================================================
Amortization of other assets
    Civil Simulation and Training                         $    1.2     $   --
    Military Simulation and  Training                          0.1         --
    Marine Controls                                           --           --
--------------------------------------------------------------------------------
                                                          $    1.3     $   --
================================================================================
Revenue from external customers based on their location
    Canada                                                $   22.5     $   28.8
    US                                                        82.6         90.2
    UK                                                        42.0         26.0
    Germany                                                   20.5         19.8
    Other European countries                                  29.4         29.0
    Other countries                                           78.8         48.3
--------------------------------------------------------------------------------
                                                          $  275.8     $  242.1
================================================================================